UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

                                (AMENDMENT NO. 1)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)                                   [ ]

Securities Act Rule 802 (Exchange Offer)                                    [ ]

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)                         [ ]

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)                       [X]

Exchange Act Rule 14e-2(d) (Subject Company Response)                       [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule
101(b)(8)                                                                   [ ]


                                   EYRETEL PLC
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                            (Name of Subject Company)

                                       N/A
--------------------------------------------------------------------------------
      (Translation of Subject Company's Name into English (if applicable))

                                 UNITED KINGDOM
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        (Jurisdiction of Subject Company's Incorporation or Organization)

                              WITNESS SYSTEMS, INC.
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                       (Name of Person(s) Furnishing Form)

                                 ORDINARY SHARES
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                     (Title of Class of Subject Securities)

                                       N/A
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              (CUSIP Number of Class of Securities (if applicable))

                                NICHOLAS DISCOMBE
                             CHIEF EXECUTIVE OFFICER
                                   EYRETEL PLC
                           KINGS COURT, KINGSTON ROAD
                          LEATHERHEAD, SURREY KT22 7SL
                         TELEPHONE: 44 (0) 1372 869 000
--------------------------------------------------------------------------------
            (Name, Address (including zip code) and Telephone Number
                (including area code) of Person(s) Authorized to
                       Receive Notices and Communications
                          on Behalf of Subject Company)

                                   Copies to:

                              LOREN B. WIMPFHEIMER
                              SENIOR VICE PRESIDENT
                              WITNESS SYSTEMS, INC.
                           300 COLONIAL CENTER PARKWAY
                             ROSWELL, GEORGIA 30076
                                 (770) 754-1900


                                FEBRUARY 28, 2003
--------------------------------------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)

                  PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.         HOME JURISDICTION DOCUMENTS

                    (a) Witness Systems, Inc., a Delaware corporation ("Witness"), published and delivered to holders of securities of Eyretel plc, a company organized under the laws of England and Wales ("Eyretel"), the U.K. Offer Document and the Form of Election and Authority on February 28, 2003 in accordance with the requirements of Eyretel's home jurisdiction. Such information was required to be disseminated to U.S. security holders or published in the United States. Witness furnished the U.K. Offer Document and the Form of Election and Authority to the Commission as Exhibit I-1(a)(i) and Exhibit I-1(a)(ii), respectively, to its Form CB dated March 3, 2003.

                    (b)       Not applicable.

ITEM 2.         INFORMATIONAL LEGENDS

                     Not applicable.

              PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

                    (1)(a) Witness made the U.K. Offer Announcement, dated February 26, 2003, publicly available in accordance with the requirements of Eyretel's home jurisdiction. Witness furnished the U.K. Offer Announcement to the Commission as Exhibit II-1(a) to its Form CB dated March 3, 2003.

                    (b) Witness made the U.S. Press Release, dated February 26, 2003, publicly available. Witness furnished the U.S. Press Release to the Commission as Exhibit II-1(b) to its Form CB dated March 3, 2003.

                    (c) Witness made the Offer Status Press Release, dated March 21, 2003, publicly available in accordance with the requirements of Eyretel's home jurisdiction and hereby furnishes such press release to the Commission as Exhibit II-1(c) to this Amendment No. 1 to Form CB.

                    (2)       Not applicable.

                    (3)       Not applicable.

                    PART III - CONSENT TO SERVICE OF PROCESS

                    (1)       Not applicable.

                    (2)       Not applicable.

Any documents attached as exhibits to this Form are being furnished to the Commission on a voluntary basis. Nothing in this Form or any exhibits hereto, or the furnishing of this Form and any exhibits hereto to the Commission, shall be construed as an admission that this Form or any of the exhibits hereto is required to be furnished to the Commission pursuant to Rule 14d-1(c)(3).

                              PART IV - SIGNATURES

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               /s/ Loren B. Wimpfheimer
                                         ---------------------------------------
                                                      (Signature)


                                                    Loren B. Wimpfheimer,
                                                    Senior Vice President
                                         ---------------------------------------
                                                    (Name and Title)


                                                      March 24, 2003
                                         ---------------------------------------
                                                        (Date)